Exhibit 99.1

16 January 2018

Regal Entertainment Group

Trading Update

Regal Entertainment Group (“Regal”) announces the following trading update.

For the year ended 31 December 2017, box office revenue and concession revenue declined 2.6% and 0.3% versus the prior year period.

% Change vs. Prior Period
Box Office revenue	(2.6)%
Concessions revenue	(0.3)%
Attendance	(6.7)%

Nearly 197 million people attended Regal theaters in 2017, representing a decline of 6.7% versus 2016. As expected at the time of our third quarter earnings announcement, the business has enjoyed a strong holiday season.  Although 2017 featured a record box office in the first quarter and, according to Box Office MoJo, the second highest fourth quarter from an industry box office perspective, overall the film slate in 2017 was weaker than the prior year.  The top five performing movies of the year were “Star Wars: The Last Jedi”, “Beauty and the Beast”, “Wonder Woman”, “Guardians of the Galaxy: Volume 2” and “Spider-Man: Homecoming”, which generated total domestic box office revenue of approximately $2.2 billion.

For 2017, the decline in attendance was partially offset by an increase in average ticket prices and an increase in average concessions revenues per patron, which were primarily attributable to selective price increases and the continued rollout of our expanded food and alcohol menu.

Financial Contact:	Media Contact:
Kevin Mead	Ken Thewes
Regal Entertainment Group	Regal Entertainment Group
Vice President Investor Relations and Planning	Senior Vice President and Chief Marketing Officer
Kevin.Mead@regalcinemas.com	Ken.Thewes@regalcinemas.com
865-925-9685	865-925-9539

About Regal Entertainment Group:

Regal Entertainment Group (NYSE: RGC) operates one of the largest and most geographically diverse theatre circuits in the United States, consisting of 7,321 screens in 560 theatres in 43 states along with Guam, Saipan, American Samoa and the District of Columbia as of 31 December 2017. The Company operates theatres in 48 of the top 50 U.S. designated market areas. Regal believes that the size, reach and quality of the Company’s theatre circuit not only provide its patrons with a convenient and enjoyable movie-going experience, but is also an exceptional platform to realize economies of scale in theatre operations.